John Hancock Global Fund

Shareholder Meeting
On April 16, 2003, at a Special Shareholder Meeting, the shareholders of the Fund approved the following Agreements and Plan of Reorganization between the Fund and the International Fund. The number of votes cast for and against the proposal and that abstained from voting was as follows: FOR 3,324,998, AGAINST 206,671 and ABSTAINING 267,637.

Each Agreement and Plan of Reorganization provided for the transfer of substantially all of the assets and liabilities of the Fund to the International Fund in exchange solely for beneficial interest of the International Fund. After these transactions and as of the close of business on May 9, 2003, the Fund was terminated. The financial statements presented herein reflected the position of the Fund prior to the exchange of net assets and termination of the Fund.

Proposed
Reorganization
On November 19, 2002, the Trustees approved the reorganization of John Hancock European Equity Fund and John Hancock Global Fund into John Hancock International Fund, subject to the approval by shareholders.





JH Mid Cap Growtrh Fund
Reorganization
On May 29, 2002, the shareholders of the John Hancock Medium Capitalization Growth Fund ("Medium Capitalization Growth Fund") approved an Agreement and Plan of Reorganization, which provided for the transfer of substantially all of the assets and liabilities of the Medium Capitalization Growth Fund in exchange solely for Class I shares of the Fund. The acquisition was accounted for as a tax free exchange of 533,703 Class I shares of the Fund for the net assets of the Medium Capitalization Growth Fund, which amounted to $4,100,229,including $120,950 of unrealized appreciation, after the close of business on June 7, 2002.


JH International Fund
Reorganizations
On May 29, 2002, the shareholders of John Hancock International Equity Fund ("International Equity Fund") approved an Agreement and Plan of Reorganization, which provided for the transfer of substantially all of the assets and liabilities of International Equity Fund in exchange for Class I shares of the Fund. The acquisition was accounted for as a tax-free exchange of257,801 Class I shares of the Fund for the net assets of the International Equity Fund, which amounted to $1,609,274, including $62,490 of unrealized appreciation, after the close of business on June 7, 2002

On May 7, 2003, the shareholders of the John Hancock Global Fund ("Global Fund") approved an Agreement and Plan of Reorganization, which provided for the transfer of substantially all of the assets and liabilities of the Global Fund in exchange for Class A, Class B and Class C shares of the Fund. The acquisition was accounted for as a tax-free exchange of 6,558,929 Class A shares,1,864,356 Class B shares and 130,784 of Class C shares of the Fund for the net assets of the Global Fund, which amounted to $34,316,962, $9,149,332 and $642,073 for Class A, Class B and Class C shares of the Global Fund, respectively,including the total of$1,730,018 of unrealized appreciation, after the close of business on May 9, 2003.

On May 7, 2003, the shareholders of the John Hancock European Equity Fund ("European Equity Fund") approved an Agreement and Plan of Reorganization, which provided for the transfer of substantially all of the assets and liabilities of the European Equity Fund in exchange for Class A, Class B and Class C shares of the Fund. The acquisition was accounted for as a tax-free exchange of 889,585 Class A shares, 1,099,066 Class B shares and 48,954 Class C shares of the Fund for the net assets of the European Equity Fund, which amounted to $4,654,400, $5,393,668 and $240,336for Class A, Class B and Class C shares of the European Equity Fund,respectively, including the total of $1,183,872 of unrealized appreciation, after the close of business on May 9, 2003.

On September 24, 2003,the shareholders of the John Hancock Pacific Basin Equities Fund ("Pacific Basin Equities Fund") approved an Agreement and Plan of Reorganization,which provided for the transfer of substantially all of the assets and liabilities of the Pacific Basin Equities Fund in exchange for Class A, Class B and Class C shares of the Fund.The acquisition was accounted for as a tax-free exchange of 2,128,129 Class A shares, 1,697,482 Class B shares and 134,134 Class C shares of the Fund for the net assets of the Pacific Basin Equities Fund, which amounted to $12,286,754, $9,172,852 and $725,144 for Class A, Class B and Class C shares of the Pacific Basin Equities Fund, respectively, including the total of $3,956,781of unrealized appreciation,after the close of business on September 26, 2003.